Consent of Independent Auditors

We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our report dated February 3, 2000 in the Pre-Effective Amendment Number 2 to Registration Statement Number 333-34982 on Form S-1 and related prospectus of American Express Certificate Company for the registration of its American Express Equity Indexed Savings Certificates.

Our audits also included the financial statement schedules of American Express Certificate Company listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the management of the American Express Certificate Company. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



/s/ Ernst & Young LLP
Ernst & Young LLP
Minneapolis, Minnesota

August 4, 2000